Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-161490

September 24, 2009

Term Sheet

First Busey Corporation

18,000,000 Shares of Common Stock

Issuer:	First Busey Corporation (the “Company”)

Exchange/Symbol:	Nasdaq Global Select Market/BUSE

Security:	Common stock, par value $0.001 per share

Offering:	18,000,000 shares of common stock

Option to purchase additional shares:	2,700,000 additional shares of common stock

Shares outstanding after the offering:	53,815,892 shares (56,515,892 shares if the option to purchase additional shares is exercised in full)

Public Offering Price:	$4.00

Trade date:	September 25, 2009

Settlement and delivery date:	September 30, 2009

Underwriting discounts and commissions:	$0.20 per share; $3,600,000 total ($4,140,000 if option to purchase additional shares is exercised in full)

Proceeds to the Company, before expenses:	$3.80 per share; $68,400,000 total ($78,660,000 if option to purchase additional shares is exercised in full)

Use of Proceeds:	The Company intends to use the net proceeds received from this offering for general corporate purposes, including the contribution of a portion of such proceeds to Busey Bank as additional capital.

Sole Bookrunning Manager:	Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC

Co-Manager:	FIG Partners, LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by contacting Fox-Pitt Kelton Cochran Caronia Waller at 420 Fifth Ave., 5th Floor, New York, New York 10018, by telephone at 212-857-6212 or by fax at 212-849-0582 or FIG Partners, LLC at 1175 Peachtree St. NE, 100 Colony Square Suite 2250, Atlanta, GA 30361, by telephone at 404-601-7200 or by fax at 404-591-6004.